EXHIBIT 99.1

CENDANT COMPLETES ACQUISITION OF AVIS GROUP HOLDINGS, INC.

AVIS HEADQUARTERS IN GARDEN CITY, NY WILL BE RELOCATED TO PARSIPPANY, NJ

NEW YORK, NY, 03-01-2001 -- Cendant Corporation (NYSE: CD) today announced that it has completed its previously announced acquisition of the portion of Avis Group Holdings, Inc. that it did not already own for $33 per share in cash or approximately $937 million. The transaction is expected to be immediately accretive to Cendant's earnings per share.

Cendant Chairman, President and CEO, Henry R. Silverman stated: "Avis fits well within Cendant's fee-for-service based business model. Through the Avis transaction, we expect to take full advantage of revenue-generating cross marketing opportunities and other synergies within our company."

As a result of the transaction, Cendant expects to realize synergies between Avis Rent A Car and its Parsippany, NJ-based operations. Within the next 12 to 18 months, Cendant will phase out of operation the current Avis headquarters in Garden City, transferring a majority of the positions based there to Parsippany and other field locations. Cendant's WizCom unit and other technology support functions will remain in Garden City.

"Although the vast majority of our 20,000 employees work face-to-face with our customers in thousands of rental locations around the world, Avis Rent A Car has a proud and valued history in Long Island," said Robert Salerno, who will remain chief operating officer of Avis Rent A Car. "Yet merging our headquarters with Cendant offers us cross-marketing and cost-saving opportunities that are extremely compelling. At the same time, we are totally committed to ensuring that the gradual transition to Parsippany is handled with great sensitivity to our dedicated employees and minimal disruption to our operations."

Additionally, PHH Arval (vehicle management services) and Wright Express (fuel card services) employees will remain in Hunt Valley, MD and South Portland, Maine, respectively.

ABOUT AVIS
Avis is one of the world's leading service and information providers for comprehensive automotive transportation and vehicle management solutions. Avis operates Avis Rent A Car, the world's second largest general-use car rental business, with locations in the United States, Canada, Australia, New Zealand and the Latin American Caribbean region; PHH Arval, one of the world's leading vehicle management companies; and Wright Express, the world's largest fleet card provider. For additional information and news concerning Avis, please log onto the Avis web site at www.avis.com

ABOUT CENDANT CORPORATION
Cendant Corporation is a diversified global provider of business and consumer services primarily within the real estate and travel sectors. The Company's core competencies include building franchise systems and providing outsourcing services. Cendant is among the world's leading franchisers of real estate brokerage offices, hotels, rental car agencies, and tax preparation services. Cendant is also a provider of outsourcing solutions to its business partners including mortgage origination, employee relocation, customer loyalty programs and vacation exchange services. Other business units include NCP, the UK's largest private car park operator, and WizCom, an information technology services provider. With headquarters in New York City, the Company has approximately 50,000 employees and operates in over 100 countries.

More information about Cendant, its companies, brands and current SEC filings may be obtained by calling 877-4INFO-CD (877-446-3623) or by visiting the Company's Web site at www.cendant.com.

Statements about future results made in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. The Company cautions that these statements are not guarantees of future performance. Actual results may differ materially from those expressed or implied in the forward-looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company's Form 8-K filed on February 8, 2001.

Such forward-looking statements include projections. Such projections were not prepared in accordance with published guidelines of the American Institute of Certified Public Accountants or the SEC regarding projections and forecasts, nor have such projections been audited, examined or otherwise reviewed by independent auditors of Cendant or its affiliates. In addition, such projections are based upon many estimates and are inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of management of Cendant and its affiliates. Certain of such uncertainties and contingencies are specified in Cendant's Form 8-K filed on February 8, 2001. Accordingly, actual results may be materially higher or lower than those projected. The inclusion of such projections herein should not be regarded as a representation by Cendant or its affiliates that the projections will prove to be correct.

MEDIA CONTACT:                      INVESTOR CONTACTS:
Elliot Bloom                        Denise Gillen
212-413-1832                        212-413-1833

                                    Sam Levenson
                                    212-413-1834